Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated September 30, 2024 in Amendment No. 7 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-259193) with respect to the consolidated balance sheets of Kepuni Holdings Inc., its subsidiaries, and its variable interest entity (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the caption “Experts”.

San Mateo, California	WWC, P.C.
September 30, 2024	Certified Public Accountants
PCAOB ID: 1171